Exhibit 99.1
NOVAVAX LICENSES NEW VLP TECHNOLOGY
FROM UMASS MEDICAL SCHOOL
ROCKVILLE, MD (March 2, 2007) — Novavax Inc. (Nasdaq: NVAX) announced today that it has entered into a worldwide exclusive agreement to license a new virus-like particle (VLP) technology from the University of Massachusetts Medical School (UMMS) in Worcester.
This technology was developed in the laboratory of Trudy G. Morrison, Ph.D., professor of molecular genetics and microbiology at UMMS, using paramyxoviruses as a core for building a VLP vaccine. Parts of the virus are used as a backbone for constructing potentially safer and more effective vaccines. This technology will complement the approach that Novavax has been using to create its VLP vaccines for pandemic and seasonal influenza.
Commenting on the agreement, Dr. Morrison said, “I am extremely pleased that Novavax has decided to license our VLP technology. Novavax has established itself as the leader in creating complex VLP vaccines as demonstrated by their work on influenza VLP vaccines. I am confident that Novavax will make good use of our technology and I look forward to working closely with them in advancing the VLP vaccine science.”
Under terms of the agreement, Novavax will have the right to use the UMMS technology to develop VLP vaccines for the prevention of any viral diseases in humans. Novavax will make an upfront cash payment to UMMS. In addition, the company will make certain payments based on development milestones as well as future royalties on any sales of products that may be developed using the technology.
“This agreement substantially expands our ability to create VLP vaccines for a much broader array of viral disease targets,” said Novavax President and Chief Executive Officer Dr. Rahul Singhvi. “We have already created VLP vaccines for a number of diseases, including both seasonal and pandemic influenza, using our current technology based on the influenza M1 protein. We now have this additional tool available to our scientists to construct other VLP vaccines.”
Virus-like particles mimic a natural virus but do not contain a virus’s genetic material required for replication or infection. When inoculated into the body, these particles have the ability to trigger strong immune responses that are capable of protecting against viral infection. VLP vaccine technology, coupled with Novavax’s disposable manufacturing system, may provide a unique solution to the prevention of many viral diseases.
About Novavax
Novavax Inc. (NASDAQ: NVAX) is committed to leading the global fight against infectious disease by creating novel, highly potent vaccines that are safer and more effective than current preventive options. Using the company’s proprietary virus-like particle (VLP) and Novasome® adjuvant technologies, Novavax is developing vaccines to protect against H5N1 pandemic influenza, seasonal flu and other viral diseases. Novavax’s particulate vaccines closely match disease-causing viruses while lacking the genetic material to cause disease, which provides potential for greater immune protection at lower doses than current vaccines. With an exclusive portable manufacturing system that allows for rapid mass-production of vaccines, Novavax is uniquely positioned to meet global public health needs.

About the University of Massachusetts Medical School
The University of Massachusetts Medical School, one of the fastest growing academic health centers in the country, has built a reputation as a world-class research institution, consistently producing noteworthy advances in clinical and basic research. UMMS attracts more than $174 million in research funding annually, 80 percent of which comes from federal funding sources. Research funding enables UMMS scientists to explore human disease from the molecular level to large-scale clinical trials. Basic and clinical research leads to new approaches for diagnosis, treatment and prevention of disease. Visit www.umassmed.edu for additional information.
Forward-Looking Statements
Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future revenues, operating expenses, and clinical developments are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Novavax cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by Novavax to secure and maintain relationships with collaborators; risks relating to the early stage of Novavax’s product candidates under development; uncertainties relating to clinical trials; risks relating to the commercialization, if any, of Novavax’s proposed product candidates; dependence on the efforts of third parties; dependence on intellectual property; competition for clinical resources and patient enrollment from drug candidates in development by other companies with greater resources and visibility, and risks that we may lack the financial resources and access to capital to fund our operations. Further information on the factors and risks that could affect Novavax’s business, financial conditions and results of operations, is contained in Novavax’s filings with the U.S. Securities and Exchange Commission, which are available at http://www.sec.gov. These forward-looking statements speak only as of the date of this press release, and Novavax assumes no duty to update forward-looking statements.
CONTACT: Mariann Caprino, + 1 240 268 2029